Exhibit 8.1

June 28, 2016

Global Medical REIT Inc.

4800 Montgomery Lane

Suite 450

Bethesda, MD 20814

Re:	Qualification as Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as counsel to Global Medical REIT Inc., a Maryland corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-11 (File No. 333-210566) filed with the Securities and Exchange Commission on April 1, 2016, as amended through the date hereof, (the “Registration Statement”), with respect to the offer and sale (the “Offering”), of shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) and a Rule 462(b) registration statement on Form S-11 in connection therewith with respect to the registration of additional shares of Common Stock with an aggregate gross public offering price of up to $25,116,000 (the “Rule 462(b) Registration Statement”). You have requested our opinion regarding certain U.S. federal income tax matters in connection with the Offering.

In connection with the opinions rendered in (a) and (b) below (together, the “Tax Opinion”), we have examined the following:

1.	the Registration Statement and the prospectus (the “Prospectus”) filed as part of the Registration Statement;

2.	the Rule 462(b) Registration Statement;

3.	the Company’s Articles of Incorporation, filed with the Department of Assessments and Taxation of the State of Maryland and effective as of January 15, 2014, as amended on November 7, 2014 (the “Amended Articles”), in the form attached as an exhibit to the Registration Statement;

4.	the Company’s Bylaws (the “Bylaws”), in the form attached as an exhibit to the Registration Statement;

5.	the Agreement of Limited Partnership of Global Medical REIT LP, a Delaware limited partnership (the “Operating Partnership Agreement”), in the form attached as an exhibit to the Registration Statement; and

6.	such other documents as we have deemed necessary or appropriate for purposes of this opinion.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Richmond Riyadh San Francisco Tokyo Washington	2200 Pennsylvania Avenue NW, Suite 500 West Washington, DC 20037-1701 Tel +1.202.639.6500 Fax +1.202.639.6604 www.velaw.com

June 28, 2016 Page 2

In connection with the opinions rendered below, we have assumed, with your consent, that:

1.	each of the documents referred to above is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.	the Amended Articles, the Bylaws and the Operating Partnership Agreement will be executed, delivered, adopted, and filed, as applicable, in a form substantially similar to the forms filed as exhibits to the Registration Statement;

3.	during its taxable year ending December 31, 2016, and future taxable years, the Company will operate in a manner that will make the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Officer’s Certificate”), true for such years;

4.	the Company will not make any amendments to its organizational documents after the date of this opinion that would affect its qualification as a real estate investment trust (a “REIT”) for any taxable year; and

5.	no action will be taken by the Company after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer’s Certificate. No facts have come to our attention that would cause us to question the accuracy and completeness of such factual representations. Furthermore, where such factual representations involve terms defined in the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have reviewed, with the individuals making such representations the relevant provisions of the Code, the applicable Regulations and published administrative interpretations thereof.

June 28, 2016 Page 3

Based solely on the documents and assumptions set forth above, the representations set forth in the Officer’s Certificate and the discussion in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations” (which is incorporated herein by reference), we are of the opinion that:

(a)	commencing with its taxable year ending December 31, 2016, the Company has been organized in conformity with the requirements for qualification and taxation as a REIT pursuant to sections 856 through 860 of the Code, and the Company’s current and proposed method of operation will enable it to satisfy the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2016 and thereafter; and

(b)	the descriptions of the law and the legal conclusions in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations” are correct in all material respects.

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the factual representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter or the Officer’s Certificate.

The foregoing Tax Opinion is based on current provisions of the Code, the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

The foregoing Tax Opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the Tax Opinion expressed herein after the date of this letter. This opinion letter speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

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We hereby consent to the filing of this opinion as an exhibit to the Rule 462(b) Registration Statement and to the use of our name under the captions “Material U.S. Federal Income Tax Considerations” and “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission

Very truly yours,

/s/ Vinson & Elkins LLP

Vinson & Elkins LLP